EXHIBIT 10.22

JPMorgan Chase Bank, N. A.

June 8, 2005

Matrix Service Company

Attn: Michael J. Hall, Chief Executive Officer

10701 East Ute Street

Tulsa, OK 74116

All Other Loan Parties Under the Credit

Agreement Described Below

Re:	Credit Agreement dated as of March 7, 2003 among Matrix Service Company, as “Borrower,” the Lenders described therein, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office, Chicago)), as a Lender, LC Issuer, and as Agent for the Lenders, and others, as amended (as amended, the “Credit Agreement”)

Gentlemen:

This is in regard to the above-referenced Credit Agreement. Capitalized terms not defined in this letter have the same meanings as in the Credit Agreement.

Sale Waivers. Borrower has asked for a waiver of certain provisions of the Credit Agreement and certain other Loan Documents as follows (such waivers collectively the “Sale Waivers”): (i) a partial waiver of Sections 6.4 and 6.13 of the Credit Agreement to allow sales outside the ordinary course of business by Borrower or one or more of its Subsidiaries (such Person who is the selling party is hereinafter referred to as the “Seller”) of equipment that Borrower has determined to be surplus or not necessary for Borrower’s business plans (the “Sale Equipment”), up to a maximum of $2,000,000 in aggregate gross sales starting May 24, 2005 (the “Subject Sales” and each a “Subject Sale”), (ii) a partial waiver of the provisions of Section 2.1.5 of the Credit Agreement so that the $10,000,000.00 amount set forth in Section 2.1.5(i) shall be reduced by the amount of proceeds received from any Subject Sale only to the extent that, on the date of Borrower’s receipt of the first proceeds from such Subject Sale, there exists any outstanding principal balance of Revolver B, and (iii) a partial waiver of Section 4.1.5 of the Security Agreement by the Seller in favor of the Agent, to the extent the Subject Sales may be restricted, limited or prohibited by such Security Agreement.

The Lenders shall have agreed to grant the Sale Waivers upon the satisfaction of the following:

(a) execution and delivery of this waiver letter and amendment by the Loan Parties, the Agent and Lenders constituting the Required Lenders; and

(b) payment by Borrower of all currently invoiced legal fees of Agent and Lenders and all currently invoiced fees of Capstone Corporate Recovery, LLC.

Notwithstanding the foregoing, the Sale Waivers shall be applicable only to Subject Sales that meet the following requirements (collectively the “Subject Sale Requirements”):

(i)	each Subject Sale shall be for cash paid to the Seller in full on or before delivery of the applicable Sale Equipment to the applicable buyer;

(ii)	the purchase price for each item of Sale Equipment shall be no less than the fair market value of such item or such other amount acceptable to the Required Lenders;

(iii)	all “Net Cash Proceeds” (as defined below) of each Subject Sale shall be paid to Agent immediately upon receipt by the applicable Loan Party for application to the Obligations as provided in the Credit Agreement; and

(iv)	the Subject Sales must be closed and all Net Cash Proceeds paid to Agent on or before October 31, 2005.

The term “Net Cash Proceeds” in regard to any Subject Sale shall mean the amount of cash received by the Seller and all other Loan Parties on account of or arising from the closing of such Subject Sale minus the sum of the Seller’s reasonable and necessary expenses incurred in connection with the negotiation and consummation of such Subject Sale.

The waivers described above are limited to Subject Sales that meet the Subject Sale Requirements and shall not waive any provisions of the Credit Agreement or any of the other Loan Documents as they may relate to any other facts and circumstances.

Appraisal Waiver. Borrower has also asked for a waiver of the provisions of Section 6.1(xvii) of the Credit Agreement until June 9, 2005 (the “Appraisal Waiver”). The Lenders shall have agreed to grant the Appraisal Waiver upon the satisfaction of (a) and (b) above. The Appraisal Waiver shall not waive any provisions of the Credit Agreement or any of the other Loan Documents as they may relate to any other facts and circumstances.

This waiver letter and amendment shall constitute a supplement and amendment to the Credit Agreement. From and after the date hereof, references in the Credit Agreement to “this Agreement” and like terms shall be deemed to be references to the Credit Agreement as supplemented by this waiver, and as otherwise amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents. References in the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as supplemented by this waiver letter and amendment and as further amended, supplemented, restated or otherwise modified from time to time. This waiver letter and amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and

Member FDIC

applied in accordance with the terms and provisions of the Credit Agreement. The Credit Agreement as supplemented by this waiver letter and amendment is ratified and confirmed in all respects, and all other Loan Documents are hereby ratified and confirmed in all respects.

Except as expressly provided hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, including express limitations therein relating to the date on which such representations and warranties were made. The waiver and agreements set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of the Credit Agreement or of any event, condition, or transaction on the part of the Borrower or any other Person which would require the consent of the Agent or any of the Lenders.

The Borrower and each Loan Party, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the date hereof, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of any Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Borrower and each Loan Party understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

Please indicate your approval of the terms and provisions hereof by executing this letter in the space provided below.

This waiver letter and amendment may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto. A facsimile copy of this waiver letter and amendment and signatures thereon shall be considered for all purposes as originals.

Yours very truly,

J. P. MORGAN CHASE BANK, N.A., as Agent

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

Member FDIC

ACCEPTED AND AGREED TO:

Borrower:

MATRIX SERVICE COMPANY

By:	/s/ Michael J. Hall
Michael J. Hall, Chief Executive Officer

Loan Parties:

MATRIX SERVICE INC., an Oklahoma

corporation; MATRIX SERVICE INDUSTRIAL

CONTRACTORS, INC. (formerly known

as MATRIX SERVICE MID-CONTINENT,

INC.), an Oklahoma corporation; MATRIX

SERVICE, INC. CANADA, an Ontario, Canada

corporation; HAKE GROUP, INC., a Delaware

corporation; BOGAN, INC. (including

Fiberspec, a division), a Pennsylvania

corporation; MATRIX SERVICE

SPECIALIZED TRANSPORT, INC.

(formerly known as FRANK W. HAKE,

INC.), a Pennsylvania corporation; HOVER

SYSTEMS, INC., a Pennsylvania corporation;

I & S, INC., a Pennsylvania corporation;

MCBISH MANAGEMENT, INC.,

a Pennsylvania corporation; MECHANICAL

CONSTRUCTION, INC., a Delaware

corporation; MID-ATLANTIC

CONSTRUCTORS, INC., a Pennsylvania

corporation; TALBOT REALTY, INC.,

a Pennsylvania corporation; BISH

INVESTMENTS, INC., a Delaware

corporation; I & S JOINT VENTURE, L.L.C.,

a Pennsylvania limited liability company

By:	/s/ George L. Austin
George L. Austin, Vice President

Member FDIC

Lenders:

J. P. MORGAN CHASE BANK, N.A.

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick McGovern
Patrick McGovern, Senior Vice President

UMB BANK, N.A.

By:	/s/ Richard J. Lehrter
Richard J. Lehrter, Community Bank President

WELLS FARGO BANK, NA (formerly known as Wells Fargo Bank Texas, NA)

By:	/s/ Roger Fruendt
Roger Fruendt, Senior Vice President

INTERNATIONAL BANK OF COMMERCE, successor in interest to LOCAL OKLAHOMA BANK, an Oklahoma Banking Corporation formerly known as LOCAL OKLAHOMA BANK, NA,

By:	/s/ Tom Travis
Tom Travis, President

Member FDIC

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